Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated October 18, 2019

Registration Statement No. 333-233036

HYLETE, Inc. (the “Company”) is sending an email message providing information about the Company's initial public offering. The content of that email is set forth below.

Information on, or accessible through, the Company's website or Investment Portal website or any of the websites cited in the message is not part of this Free Writing Prospectus nor is it part of the preliminary prospectus or registration statement.

You should consider statements set forth below only after carefully evaluating all of the information in the preliminary prospectus contained from time to time within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

HYLETE, Inc. (the “Company”) is sending an email message providing information about the Company's initial public offering. T he content of that email is set forth below. Information on, or accessible through, the Company's website or Investment Portal website or any of the websites cited in the message is not part of this Free Writing Prospectus nor is it part of the preliminary prospectus or registration statement. You should consider statements set forth below only after carefully evaluating all of the information in the preliminary pros pec tus contained from time to time within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such prelimin ary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC. Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated October 18, 2019 Registration Statement No. 333 - 233036

Subject: **Learn more about the IPO**

HYLETE IPO

For the opportunity to invest in HYLETE's IPO:

For the opportunity to invest in HYLETE's IPO: Learn more about the IPO Subject:

Forward-looking Statements. This communication and other written or oral statements made from time to time by representatives of HYLETE, Inc. (the “Company”) contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. forward-looking statements are based on managementʼs belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. forward-looking statements include, but are not limited to, statements about our business, business strategy, expansion, growth, products, and services we may offer in the future and the timing of their development, sales and marketing strategy and capital outlook, and the consummation of the contemplated financing.

In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, inability to obtain adequate capital funding or improve our financial performance, the effectiveness of our marketing, our product quality, and our customer experience, our strategic plan and growth initiatives, an economic downturn or uncertainty in the United States, ability to compete successfully against our competitors, ability to protect our intellectual property rights, and those listed under the section entitled “Risk Factors” and elsewhere in the registration statement that we have filed with the Securities and Exchange Commission (“SEC”). If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read the prospectus and the documents that we reference in the prospectus and have filed with the SEC as exhibits to the registration statement, of which the prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required CLICK HERE READ THE PRELIMINARY PROSPECTUS by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.

Registration Statement Availability. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. PLEASE NOTE  that on October 18, 2019, the Company filed amendment no. 4 to such registration statement. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, a copy of the preliminary prospectus may be obtained online or by requesting a copy from Maxim Group LLC by calling (212) 895-3745, or by email at syndicate@maximgrp.com, or WestPark Capital, Inc. by calling (310) 203-2919, or by email at jstern@wpcapital.com.

Risk. An investment in our securities involves a high degree of risk. You should consult with your own financial and legal advisors as to the risks involved in subscribing for the securities and to determine whether the securities are a suitable investment for you. Before making a decision to purchase the securities, you should carefully read our preliminary prospectus, and carefully consider, among other matters, the information set forth under the headings “Risk Factors” and “Managementʼs Discussion and Analysis of Financial Condition and Results of Operations” in our preliminary prospectus, as may be amended from time to time by our filings with the SEC. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

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560 Stevens Ave Solana Beach, CA 92075

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